Exhibit 99.1

Hill International Increases Revolving Credit Facility with Bank of America to $60 Million

MARLTON, N.J., Oct 31, 2008 (BUSINESS WIRE) — Hill International (NYSE:HIL), the global leader in managing construction risk, announced today that it has entered into an amendment to its existing revolving credit agreement with Bank of America, N.A. (NYSE:BAC), increasing the limit of Hill’s revolving credit facility from $35 million to $60 million.

“This expansion of our credit facility with Bank of America is an important next step,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “The increased borrowing capacity will give us the capital we need to continue our aggressive growth strategy,” Richter added.

Hill International, with 2,100 employees in 80 offices worldwide, provides program management, project management, construction management, and construction claims and consulting services. Engineering News-Record magazine recently ranked Hill as the 11th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors’ and clients’ actions, and other conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

(HIL-G)

SOURCE: Hill International, Inc.

Hill International, Inc.

John P. Paolin

Vice President of Marketing and Corporate Communications

856-810-6210

johnpaolin@hillintl.com

or

The Equity Group Inc.

Devin Sullivan

Senior Vice President

212-836-9608

dsullivan@equityny.com

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